EXHIBIT 10.3

CONFORMED COPY

MIDLAND LOAN SERVICES, INC.,

as Servicer,

and

JPMORGAN CHASE BANK, N.A.,

as Indenture Trustee,

SERVICING AGREEMENT

Dated as of June 8, 2005

$1,900,000,000

Senior Secured Tower Revenue Notes

Series 2005-1

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01	Defined Terms	1
Section 1.02	General Interpretive Principles	6

ARTICLE II

DUTIES OF THE SERVICER; REPRESENTATIONS AND WARRANTIES OF THE SERVICER

Section 2.01	Servicer to Cooperate with Indenture Trustee	7
Section 2.02	Servicer Entitled to Rely on Information from Manager	7
Section 2.03	Taxes, Assessments and Similar Items; Servicing Advances	7
Section 2.04	Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Indenture Trustee Regarding Back-up Servicing Advances	9
Section 2.05	Tower Site Inspections	11
Section 2.06	Annual Statement as to Compliance	11
Section 2.07	Representations and Warranties of the Servicer	11
Section 2.08	Access to Certain Information	13
Section 2.09	Debt Service Advances	14
Section 2.10	Reporting	15
Section 2.11	Confidentiality	17
Section 2.12	Additional Obligations of Servicer	18
Section 2.13	Servicing Transfer Events; Record Keeping	19
Section 2.14	Sub-Servicing Agreements	19
Section 2.15	Servicer and Indenture Trustee to Cooperate	21
Section 2.16	Title to Equity Interests; Specially Serviced Tower Sites	21
Section 2.17	Management of Specially Serviced Tower Sites	21
Section 2.18	Sale of Specially Serviced Tower Site	22
Section 2.19	Maintenance of Insurance by the Servicer	24

ARTICLE III

COVENANTS OF INDENTURE TRUSTEE

Section 3.01	No Amendment of Indenture	25

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-ii-

EXHIBITS

Exhibit A: Notice and Acknowledgment

Exhibit B: Acknowledgment of Proposed Servicer

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This Servicing Agreement (the “Agreement”) is dated and effective as of June 8, 2005, between MIDLAND LOAN SERVICES, INC., as servicer (“Servicer”), and JPMORGAN CHASE BANK, N.A., as Indenture Trustee (“Indenture Trustee”).

WHEREAS, the Issuers will issue certain Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Indenture Trustee has agreed to act as indenture trustee with respect to the Notes; and

WHEREAS, the Indenture Trustee and the Issuers desire the Servicer to service the Notes on behalf of the Indenture Trustee, and the Servicer is willing to service the Notes for the Indenture Trustee pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01. Capitalized terms, words and phrases not defined in this Section 1.01 will have the meanings ascribed to them in the Indenture.

“Actual/360 Basis” shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during any Interest Accrual Period in a year assumed to consist of 360 days.

“Advance Interest” shall mean the interest accrued on any Advance at the Prime Rate on an Actual/360 Basis, which is payable to the party hereto that made such Advance, all in accordance with Section 2.04(e) or Section 2.09(c), as applicable.

“Agreement” shall mean this Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

“Annual Performance Certification” shall have the meaning assigned thereto in Section 2.06.

“Defaulting Party” shall have the meaning assigned thereto in Section 5.01(b).

“Enterprise Value” means the enterprise value of the Guarantor, the Issuer Entity, the Asset Entities and the other direct and indirect subsidiaries of the Issuer Entity taken as a whole as determined by the Valuation Expert pursuant to Section 2.12.

“Equity Interest” means, with respect to each of the Issuer Entity, the Asset Entities and the immediate parent entities of the Asset Entities which are not Issuers, the capital stock, membership interests or other equity interests of such entity.

“Fannie Mae” shall mean Fannie Mae or any successor.

“Freddie Mac” shall mean Freddie Mac or any successor.

“Indenture” shall mean the Indenture dated as of June 1, 2005 between the Issuers and the Indenture Trustee, as amended and supplemented from time to time.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Information” shall have the meaning ascribed to it in Section 2.11 herein.

“Interested Person” shall mean the Issuer Entity, any Asset Entity, the Manager, the Servicer, any Noteholder, or any Affiliate of any such Person.

“Liquidation Fee” shall mean, with respect to the Notes if they are Specially Serviced Notes, the fee designated as such and payable to the Servicer pursuant to Section 2.04(b).

“Liquidation Fee Rate” shall mean 0.25%.

“Midland” shall mean Midland Loan Services, Inc.

“Officer’s Certificate” shall mean a certificate signed by a Servicing Officer of the Servicer or a Responsible Officer of the Indenture Trustee, as the case may be.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Qualified Insurer” shall mean an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction.

“Representatives” shall have the meaning ascribed to it in Section 2.11 herein.

“Required Claims-Paying Rating” shall mean, with respect to any insurance carrier, in the case of the fidelity bond and errors and omissions insurance required to be maintained pursuant to Section 2.19, a claims paying ability rating from Moody’s and Fitch that is not more than two rating categories below the highest rated Notes outstanding, and in any event no lower than “Baa2” from Moody’s and “BBB” from Fitch or, if such carrier is not rated by Moody’s and Fitch, a rating of A from AM Best.

“Servicer” shall mean Midland, in its capacity as Servicer hereunder, or any successor servicer appointed as herein provided.

“Servicer Remittance Date” shall mean the Business Day preceding each Payment Date.

“Servicer Termination Event” shall have the meaning assigned thereto in Section 5.01(a).

“Servicing Advances” shall mean all customary, reasonable and necessary “out-of-pocket” costs and expenses (excluding costs and expenses of the Servicer’s overhead) incurred by the Servicer from time to time in the performance of its servicing obligations, including, but not limited to, the costs and expenses incurred in connection with, (a) the preservation, operation, restoration, and protection of any Tower Site which, in the Servicer’s sole discretion exercised in good faith, are necessary to prevent an immediate or material loss to the Asset Entities’ interest in such Tower Site, (b) the payment of (i) Impositions and (ii) Insurance Premiums, (c) any enforcement or judicial proceedings, including but not limited to, court costs, attorneys’ fees and expenses, costs for third party experts, including environmental and engineering consultants, (d) and any other item specifically identified as a Servicing Advance herein; provided, however, the Servicer or the Indenture Trustee, as applicable, will not be responsible for advancing (i) the cost to cure any failure of the Tower Sites to comply with any applicable law, including any environmental law, or to contain, clean up, or remedy an environmental condition present at any Tower Site, (ii) any losses arising with respect to defects in the title to any Tower Site, (iii) any costs of capital improvements to any Tower Site other than those necessary to prevent an immediate or material loss to the Asset Entities’ interest in such Tower Site; (iv) amounts required to cure any damages resulting from causes not required to be insured under the Indenture, and not so insured; (v) any amounts necessary to fund the Reserves or (vi) any amounts related to the Swap Contract, including, but not limited to any amounts required to be paid under the Swap Contract, any amounts related to the enforcement of any rights or remedies under the Swap Contract, or any amounts related to the replacement of the Swap Contract, as may be required under the Transaction Documents.

“Servicing Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04(a).

“Servicing Fee Rate” shall mean 0.03% per annum of the Outstanding Class Principal Balance of all Classes of Notes.

“Servicing File” shall mean any documents (including any correspondence file) in the possession of the Servicer and relating to the servicing of the Notes.

“Servicing Officer” shall mean any officer or employee of the Servicer involved in, or responsible for, the administration and servicing of the Notes, whose name and specimen signature appear on a list of servicing officers furnished by such Person to the Indenture Trustee on the Closing Date, as such list may be amended from time to time by the Servicer.

“Servicing Report” shall have the meaning assigned thereto in Section 2.10(a).

“Servicing Standard” shall mean, with respect to the Servicer and any Sub-Servicers, to service and administer the Notes in accordance with the following standards: (i) the same care, skill, prudence and diligence with which the Servicer generally services and administers comparable obligations for other third parties, giving due consideration to customary and usual standards of practice of prudent servicing by institutional servicers; (ii) with a view to timely payment of all scheduled payments of interest and, if any of the Notes come into and continue in default, the maximization of the recovery on the Notes to the Noteholders, on a net present value basis; and (iii) without regard to (A) any relationship that the Servicer or any affiliate thereof may have with Issuer Entity, the Asset Entities, the Manager, any Tenant, any of their respective affiliates or any other party to the Transaction Documents; (B) the ownership of any Note by the Servicer or any affiliate thereof; (C) the obligation of the Servicer to make Debt Service Advances or Servicing Advances; (D) the right of the Servicer or any affiliate thereof to receive compensation for its services or reimbursement of costs, generally under the Servicing Agreement or with respect to any particular transaction; (E) any debt of the Asset Entities or any affiliate thereof held by the Servicer or any affiliate thereof; and (F) the impact that any act or omission taken by the Servicer, which is not prohibited under the Transaction Documents, may have on the Swap Contract or payments receivable or payable thereunder.

“Servicing Transfer Event” shall mean any of the following events:

(a) the occurrence of any monetary or material non-monetary Event of Default; or

(b) the Servicer determines, in its reasonable, good faith judgment, that a default (other than as described in clause (a) above) under the Indenture or any of the other Transaction Documents has occurred or is likely to occur, that may materially impair the value of any material portion of the Collateral and the Assets, including, but not limited to, the Tower Sites, the Space Licenses and the proceeds from any of the foregoing; or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary action against the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity; or

(d) the Issuer Entity, the Guarantor or any Asset Entity shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding of or relating to the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity or of or relating to all or substantially all of its property; or

(e) the Issuer Entity, the Guarantor or any of the direct or indirect subsidiaries of the Issuer Entity shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(f) the Servicer shall have received notice of an intervening lien that is material and is not a Permitted Encumbrance and/or the Servicer’s notice of a foreclosure of any lien encumbering the Collateral or the other Assets, including but not limited to the Tower Sites, Space Licenses and the proceeds from any of the foregoing.

“Special Servicing Fee” shall mean the fee designated as such and payable to the Servicer pursuant to the first paragraph of Section 2.04(b).

“Special Servicing Fee Rate” shall mean 0.10% per annum of the Outstanding Class Principal Balance of all Classes of Specially Serviced Notes.

“Special Servicing Report” shall have the meaning assigned thereto in Section 2.10(a).

“Specially Serviced Notes” shall mean the Notes after a Servicing Transfer Event has occurred and is continuing. The Notes shall cease to be Specially Serviced Notes at such time as no Servicer Transfer Event exists that would cause the Notes to continue to be (or thereafter again be) characterized as a Specially Serviced Notes and such of the following, as applicable, occur: (i) with respect to the circumstances described in clause (a) of the definition of Servicing Transfer Event that relate to the failure of the Issuers to pay any amount due on the Notes, the Issuers have paid all delinquent amounts and thereafter make three consecutive full and timely Monthly Payment Amounts under the terms of the Indenture (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving any Asset Entity or by reason of a modification, waiver or amendment granted or agreed to by the Servicer); (ii) with respect to the circumstances described in clause (a) of the definition of Servicing Transfer Event that relate to a material non-monetary Event of Default, or with respect to the circumstances described in clauses (b) and (f) of the definition of Servicing Transfer Event, such Event of Default or default, as the case may be, is cured; or (iii) with respect to the circumstances described in clauses (c), (d) or (e) of the definition of Servicing Transfer Event, such circumstances cease to exist in the reasonable, good faith judgment of the Servicer; and, with respect to clauses (i), (ii) and (iii) hereof, the Issuers have reimbursed the Servicer and/or the Indenture Trustee, as applicable, for then outstanding Advances, including Advance Interest thereon, and Additional Issuer Expenses, and paid the Servicer and/or the Indenture Trustee, as applicable, for unpaid fees then due and owed to the Servicer and the Indenture Trustee.

“Specially Serviced Tower Sites” shall mean (i) all Tower Sites, whether owned, leased or managed, should the Indenture Trustee become the owner of the Equity Interests of the Issuer Entity which have been pledged to the Indenture Trustee, or (ii) the Tower Sites of each relevant Asset Entity, whether owned, leased or managed, should the Indenture Trustee become the owner of the direct or indirect Equity Interests of any Asset Entity which have been pledged to the Indenture Trustee.

“Sub-Servicer” shall mean any Person with which the Servicer has entered into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean the written contract between the Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Notes as provided in Section 2.14.

“Successful Bidder” shall have the meaning assigned thereto in Section 5.01(b).

“Tower Site Acquisition Fee” shall have the meaning ascribed to it in Section 2.04 herein.

“Tower Site Release/Substitution Fee” shall have the meaning ascribed to it in Section 2.04 herein.

“Transaction Structuring Fee” shall mean a fee equal to 0.05% of the Outstanding Class Principal Balance of all Classes of Notes on the Closing Date.

“Valuation Expert” shall mean an Independent valuation expert appointed by the Servicer pursuant to Section 2.12(a).

“Workout Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04 herein.

“Workout Fee Rate” shall mean 0.25%.

Section 1.02 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles as in effect from time to time;

(iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi) the terms “include” and “including” shall mean without limitation by reason of enumeration;

(vii) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; and

(viii) references to a Person are also to its permitted successors and assigns.

ARTICLE II

DUTIES OF THE SERVICER; REPRESENTATIONS AND WARRANTIES OF THE

SERVICER

Section 2.01 Servicer to Cooperate with Indenture Trustee. The Servicer shall, in accordance with the Servicing Standard, perform all duties and functions explicitly ascribed to it in the Indenture and this Agreement. In connection with the performance of its obligations under this Agreement and any other Transaction Document the Servicer is hereby authorized and shall be permitted to withdraw funds from the Collection Account and apply such funds in accordance with this Agreement or the applicable Transaction Document.

Section 2.02 Servicer Entitled to Rely on Information from Manager. In connection with the performance of its obligations under this Agreement and the other Transaction Documents, the Servicer shall be entitled to conclusively rely upon written information or any certification provided to it by the Manager without the obligation to investigate the accuracy or completeness of any such information or any certification.

Section 2.03 Taxes, Assessments and Similar Items; Servicing Advances. (a) The Servicer shall with respect to the Notes, and based solely on a certification furnished to it by the Asset Entities or the Manager pursuant to the Indenture and/or the Management Agreement, maintain records with respect to the Tower Sites reflecting the status (including payment status) of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status (including payment status) of ground rents and insurance premiums (including renewal premiums) payable in respect thereof and, based solely on such certification, shall use reasonable efforts to effect or cause the Asset Entities or the Manager to effect payment thereof prior to the applicable penalty or termination date. The Servicer shall be entitled to rely on the certification with respect to the foregoing items furnished to it by the Asset Entities or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto.

(b) In accordance with the Servicing Standard, the Servicer shall advance with respect to the Tower Sites all such funds as are necessary for the purpose of effecting the timely payment of (i) Impositions and (ii) Insurance Premiums, in each instance if and to the extent that funds in the Impositions and Insurance Reserve are insufficient to pay such item when due, and the Servicer has received notice that, or has knowledge that, the Asset Entities have failed to pay such item on a timely basis; provided, that in the case of amounts described in the preceding clause(i), the Servicer shall not make a Servicing Advance of any such amount if the Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the Asset Entities on or before the applicable penalty date, in which case the Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid. The Servicer shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the Servicer that such amounts have not been, or are not reasonably likely to be, paid by the applicable penalty date. If the Servicer fails to make any Servicing Advance, then, to the extent a Responsible Officer of the Indenture Trustee has Knowledge of such failure on the part of the Servicer, and subject to clause (c) below, the Indenture Trustee will be required to make such Servicing Advance on the Business Day following the day on which the Servicer would have been required to make such Servicing Advance.

(c) Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. The determination by the Servicer (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by an Officer’s Certificate delivered to the Indenture Trustee (in the case of the Servicer), setting forth the basis for such determination accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance. The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Servicer with respect to a particular Servicing Advance. A copy of any such Officer’s Certificates (and accompanying information) of the Indenture Trustee shall also be promptly delivered to the Servicer. Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Servicer) and Noteholders so long as it was made in accordance with the Servicing Standard.

(d) The Servicer and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Servicing Advance made thereby (with its own funds) for so long as such Servicing Advance is outstanding. Such interest with respect to any Servicing Advance shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents.

(e) In accordance with the Servicing Standard, the Servicer shall take such actions as are necessary to cause any recording, filing or depositing of any financing statement or continuation statement necessary to maintain the Grant of the Collateral under the Indenture to be made.

Section 2.04 Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Indenture Trustee Regarding Back-up Servicing Advances. (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive monthly the Servicing Fee. For each calendar month (commencing with June, 2005) or any applicable portion thereof, the Servicing Fee shall accrue on a 30/360 Basis during each Interest Accrual Period at the Servicing Fee Rate on the aggregate Class Principal Balance of all Classes of the Notes at the beginning of the related Collection Period. The Servicing Fee shall cease to accrue if no Notes are Outstanding. The Servicing Fee shall be payable monthly (commencing July, 2005), from general collections on deposit in the Collection Account pursuant to Article V of the Indenture. The Servicer shall also be entitled to recover unpaid Servicing Fees out of any related Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds.

As additional compensation, on the Closing Date, the Servicer shall also be entitled to receive the Transaction Structuring Fee.

As additional compensation, the Servicer will also be entitled to receive a processing fee (the “Tower Site Release/Substitution Fee”) equal to $1,000 plus reimbursement of all reasonable expenses related to each requested or permitted Tower Site disposition, termination (including a Ground Lease or Easement termination) or substitution made in accordance with the Indenture.

As additional compensation, the Servicer shall also be entitled to receive a processing fee (the “Tower Site Acquisition Fee”) equal to $250 plus reimbursement of all reasonable out-of-pocket expenses related to each requested or permitted Tower Site acquisition (including modification to a Ground Lease or Easement to increase the area of real property covered thereby).

After termination or resignation of Midland as Servicer, Midland shall not have any rights under this Agreement except as set forth in this Section 2.04, the final sentence of Section 4.03, Section 4.04, Section 4.06, Section 5.01, Section 5.02 and Section 6.02.

Subject to the Servicer’s right to employ Sub-Servicers, the right to receive the Servicing Fee may not be transferred in whole or in part except pursuant to this Section 2.04 and in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

(b) As compensation for its activities hereunder, the Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to the Notes when they are Specially Serviced Notes. The Special Servicing Fee will be earned with respect to the Notes for so long as they are Specially Serviced Notes, will be calculated on a 30/360 Basis and accrue at the Special Servicing Fee Rate on the aggregate Class Principal Balance of all Classes of the Notes at the beginning of the related Collection Period, and for the same period as interest accrues or is deemed to accrue from time to time on the Notes. The Special Servicing Fee shall cease to accrue as of the date that no Notes are Outstanding. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on deposit in the Collection Account in accordance with the Transaction Documents.

As further compensation for its activities hereunder, the Servicer shall also be entitled to receive a Liquidation Fee with respect to a Tower Site, the Issuer Entity, an Asset Entity, any of their respective Assets, any Space License or any Collateral constituting security for the Notes or Guaranty, as to which it receives any Liquidation Proceeds. The Liquidation Fee shall be payable out of, and shall be calculated by application of the applicable Liquidation Fee Rate to, any Net Liquidation Proceeds received or collected in respect thereof.

As further compensation for its activities hereunder, if a Servicing Transfer Event occurs as a result of an Event of Default, the Servicer shall be entitled to receive a fee (the “Workout Fee”) with respect to the Notes when the Notes cease to be Specially Serviced Notes (in accordance with the definition thereof); provided that no Workout Fee shall be payable from, or based upon the receipt of, Liquidation Proceeds, or out of any Insurance Proceeds or Condemnation Proceeds. The Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each payment of interest and principal received on the Notes after the Notes cease to be, and for so long as the Notes are not, Specially Serviced Notes. The Workout Fee will cease to be payable if a Servicing Transfer Event occurs with respect thereto; provided, that a new Workout Fee will become payable if and when the Notes again cease to be Specially Serviced Notes (in accordance with the definition thereof). If the Servicer is terminated or resigns hereunder, it shall retain the right to receive any and all Workout Fees payable in respect of the Notes thereafter, for so long as the Notes are not Specially Serviced Notes during the period that it acted as Servicer and that were still not Specially Serviced Notes at the time of such termination or resignation, or if the Notes would have ceased to have been Specially Serviced Notes at the time of termination or resignation but for the payment of three Monthly Payment Amounts (and the successor Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for the Notes ceases to be payable in accordance with the preceding sentence. The provisions of the preceding sentence shall survive the termination or resignation of the Servicer hereunder.

The Servicer’s right to receive the Special Servicing Fee and/or the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

(c) The Servicer shall be required (subject to Section 2.02(c) above) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder including, without limitation, payment of any amounts due and owing to any of Sub-Servicers retained by it (including, except as provided in Section 2.14, any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force place policy obtained by it insuring against hazard losses pursuant to the Transaction Documents (but excluding incremental increases to such premiums resulting from the addition of any of the Assets or Collateral to such coverage, which increases shall be reimbursed as Servicing Advances), if and to the extent that such expenses are not Servicing Advances or expenses payable directly out of the Collection Account in accordance with the Transaction Documents or otherwise, or any Sub-Accounts, and the Servicer shall not be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement and the other Transaction Documents.

Notwithstanding anything to the contrary set forth herein, the obligation to pay the Servicer fees earned under this Section 2.04 shall survive the termination of this Agreement and the termination or resignation of the Servicer.

Section 2.05 Tower Site Inspections. The Servicer shall perform or cause to be performed (through the Manager, so long as the Management Agreement has not been terminated, or, if the Management Agreement has been terminated, by any other Person selected by the Servicer in accordance with the Servicing Standard) a physical inspection of not less than 100 of the Tower Sites once during each two-year period commencing in June, 2005 and each biannual anniversary thereof, with the identity of the Tower Sites inspected during any 12-month period to be selected by the Servicer on a random basis; provided, that any inspection of a Tower Site that was inspected during either of the two immediately preceding biannual periods will not be counted towards the 100-Tower Site requirement. The Servicer shall prepare or cause to be prepared (through the Manager, so long as the Management Agreement has not been terminated, or, if the Management Agreement has been terminated, by such other Person selected by the Servicer in accordance with the Servicing Standard and this Section 2.05) a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the Tower Sites and that specifies the occurrence or existence of any of the following: (i) any sale, transfer or abandonment of a Tower Site, (ii) any material change in the condition, occupancy or value of a Tower Site, or (iii) any material waste committed on a Tower Site. Each such report shall be in such form as may be determined by the Servicer. The Servicer shall deliver to the Indenture Trustee and each Rating Agency, upon request, a copy (or image in suitable electronic media) of each such written report prepared by it within 60 days of completion of the related inspection. The cost of the inspections by the Servicer referred to in the first sentence of this subsection shall be an expense of the Manager if performed by the Manager and otherwise shall be an expense of the Asset Entities reimbursed as an Additional Issuer Expense.

Section 2.06 Annual Statement as to Compliance. The Servicer shall deliver to the Indenture Trustee on or before April 30 of each year, beginning in 2006, at its own expense, among others, a statement signed by an officer of the Servicer (the “Annual Performance Certification”), to the effect that, to the best knowledge of such officer, the Servicer has fulfilled its obligations under this Agreement in all material respects throughout the preceding calendar year or portion thereof, during which the Notes were outstanding (and if it has not so fulfilled certain of such obligations, specifying the details thereof).

Section 2.07 Representations and Warranties of the Servicer. (a) The Servicer hereby represents and warrants to the Indenture Trustee and for the benefit of the Noteholders, as of the Closing Date, that:

(i) The Servicer is duly organized, validly existing in good standing as a corporation under the laws of the State of Delaware, and the Servicer is in compliance with the laws of the State in which each of the Tower Sites is located to the extent necessary to ensure the enforceability of the Indenture and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of the Servicer to perform its obligations hereunder.

(ii) The Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, which default or breach, in the reasonable judgment of the Servicer, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(iii) The Servicer has the full corporate power and authority to enter into and consummate all transactions involving the Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v) The Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Servicer’s reasonable judgment, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vi) No litigation is pending or, to the best of the Servicer’s knowledge, threatened against the Servicer, the outcome of which, in the Servicer’s reasonable judgment, would prohibit the Servicer from entering into this Agreement or that, in the Servicer’s reasonable judgment, could reasonably be expected to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vii) The Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 2.19.

(viii) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained or cannot be obtained prior to the actual performance by the Servicer of its obligations under this Agreement and except where the lack of such consent, approval, authorization or order would not have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement.

(b) The representations and warranties of the Servicer set forth in Section 2.07(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Indenture Trustee and the Noteholders made for so long as the Notes remain Outstanding. Upon discovery by the Indenture Trustee or the Servicer of a breach of such foregoing representations and warranties that materially and adversely affects the interests of the Noteholders, the party discovering such breach shall give prompt written notice thereof, as applicable, to the Indenture Trustee, the Servicer and the Controlling Class Representative.

(c) Any successor Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.08 Access to Certain Information. Subject to the provisions of Section 2.11, the Servicer shall provide or cause to be provided to the Indenture Trustee, the Controlling Class Representative and the Rating Agencies access to any documentation regarding the Notes that are within its control which may be required by this Agreement or by applicable law, except to the extent that (i) such documentation is subject to a claim of privilege under applicable law that has been asserted by the Noteholders and of which the Servicer has received written notice or (ii) the Servicer is otherwise prohibited from making such disclosure under applicable law, or may be subject to liability for making such disclosure in the opinion of the counsel for the Servicer (which counsel may be a salaried employee of the Servicer). Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours (a) at the offices of the Servicer designated by it or (b) alternatively the Servicer may send copies by first class mail of the requested information to the address designated in the written request of the requesting party. However, the Servicer may charge for any copies requested by said Persons. The Servicer shall be permitted to affix a reasonable disclaimer to any information provided by it pursuant to this Section 2.08.

Nothing herein shall be deemed to require the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer Entity, any Asset Entity or the Manager.

The Servicer shall produce the reports required of it under this Agreement; provided, however, that the Servicer shall not be required to produce any ad hoc non-standard written reports with respect to the Notes or the Tower Sites. In the event the Servicer elects to provide such non-standard reports, it may require the Person requesting such report (other than a Rating Agency or the Indenture Trustee) to pay a reasonable fee to cover the costs of the preparation thereof. Any transmittal of information hereunder, or with respect to the Notes or the Tower Sites, by the Servicer to any Person other than the Indenture Trustee or the Rating Agencies shall be accompanied by a letter from the Servicer containing the following provision:

By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Senior Secured Tower Revenue Notes, Series 2005-1

or Crown Castle International Corp. or any of its subsidiaries from purchasing or selling such Notes or any securities of Crown Castle International Corp. in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Noteholder, Note Owner or prospective purchaser of such Notes or beneficial interest therein.

The Servicer may make available by electronic media and bulletin board service certain information and may make available by electronic media or bulletin board service (in addition to making such information available as provided herein) any reports or information that the Servicer is required to provide pursuant to this Agreement.

Section 2.09 Debt Service Advances. (a) If, on the Servicer Remittance Date, there are insufficient funds on deposit in the Collection Account properly available to make the Monthly Payment Amount given the priorities set forth in Article V of the Indenture, then the Servicer will be required to make a Debt Service Advance not later than 3:00 p.m. (New York City time) on the Servicer Remittance Date for the related Payment Date. For the avoidance of doubt, nothing herein or in any other Transaction document shall require the Servicer to make any payment due under the Swap Contract. To the extent that the Servicer fails to make any Debt Service Advance required hereunder, the Indenture Trustee by 2:00 p.m. (New York time) on such Payment Date shall make such Debt Service Advance pursuant to the terms of this Agreement, in each case unless such Advance is determined to be a Nonrecoverable Debt Service Advance. The Servicer’s obligation to make Debt Service Advances with respect to the Class A-FL Notes will be limited to the obligation to make such payments to the Floating Rate Account with respect to interest on the Class A-FL Notes of each Series at a fixed rate equal to (and determined on the same basis as) the Class A-FX Note Rate of such Series.

(b) Notwithstanding anything herein to the contrary, no Debt Service Advance shall be required to be made hereunder if such Debt Service Advance (including interest thereon) would, if made, constitute a Nonrecoverable Debt Service Advance. The determination by the Servicer (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable Debt Service Advance or that any proposed Debt Service Advance, if made, would constitute a Nonrecoverable Debt Service Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by an Officer’s Certificate delivered to the Indenture Trustee (in the case of the Servicer), setting forth the basis for such determination accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance. The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Servicer with respect to a particular Debt Service Advance. A copy of any such Officer’s Certificates (and accompanying information) of the Indenture Trustee shall also be promptly delivered to the Servicer. Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Servicer) and Noteholders so long as it was made in accordance with the Servicing Standard.

(c) The Servicer and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Debt Service Advance made thereby (with its own funds) for so long as such Debt Service Advance is outstanding. Such interest with respect to any Debt Service Advance shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents.

(d) Notwithstanding anything herein to the contrary, if the Servicer determines pursuant to Section 2.12 that a Value Reduction Amount exists, then with respect to the Payment Date immediately following the date of such determination and with respect to each subsequent Payment Date for so long as such Value Reduction Amount exists, the Debt Service Advance, if any, required to be made in respect of the Notes during the period that a Value Reduction Amount continues to exist, shall be the lesser of (x) the amount of the Debt Service Advance that would otherwise be required in respect of the Notes without regard to this sentence and (y) the excess, if any, of the product of (i) the amount of the interest due on the Notes at the Note Rate, including interest on the Class A-FL Notes for each Series computed at, and determined on the same basis as, the Class A-FX Note Rate for such Series (excluding Post-ARD Additional Interest) during the related Collection Period, multiplied by (ii) a fraction, the numerator of which is equal to the Outstanding Class Principal Balance of all Classes of Notes, net of the Value Reduction Amount as of the related Determination Date, and the denominator of which is equal to the principal balance of the Notes over the amount available to pay interest on the Notes at the Note Rate (excluding Post-ARD Additional Interest) on such Payment Date (calculating interest on the Class A-FL Notes for each Series at, and determining interest on the same basis as, the Class A-FX Note Rate for such Series) pursuant to the terms of the Indenture.

Section 2.10 Reporting.

(a) Servicing Reports; Special Servicing Reports. Subject to Section 2.11, on each Servicer Remittance Date, the Servicer shall provide or make available electronically (or, upon request, by first class mail) to the Indenture Trustee a statement prepared by the Servicer, substantially in the form of, and containing the information set forth in, Exhibit A hereto (the “Servicing Report”) and, if the Notes were Specially Serviced Notes at any time during the related Collection Period, a report, substantially in the form of, and containing the information set forth in, Exhibit B hereto (the “Special Servicing Report”).

Upon receipt of each Manager Report delivered by the Manager pursuant to the Management Agreement, the Servicer shall promptly provide such Manager Report to the Indenture Trustee.

Each Servicing Report and Special Servicing Report shall be in an electronic format that is mutually acceptable to the Servicer and the Indenture Trustee. Each Servicing Report, Special Servicing Report and any written information supplemental to either shall include such information with respect to the Notes that is reasonably required by the Indenture Trustee for purposes of preparing the reports for which the Indenture Trustee is responsible pursuant to Indenture or the other Transaction Documents, as set forth in reasonable written specifications or guidelines issued by the Indenture Trustee from time to time. Such information may be delivered to the Indenture Trustee by the Servicer by electronic mail or in such electronic or other form as may be reasonably acceptable to the Servicer and the Indenture Trustee.

On each Payment Date, subject to Section 2.11, the Indenture Trustee shall make the Indenture Trustee Report, the Manager Report, the Servicing Report and, if applicable, the Special Servicing Report available each month to Noteholders, Note Owners and prospective investors, each Rating Agency, the Initial Purchasers, the Servicer and the Controlling Class Representative via such system as the Indenture Trustee and the Servicer may agree. Neither the Servicer nor the Indenture Trustee shall be liable for dissemination of information in accordance with this Agreement.

(b) Financial Reports. The Servicer shall make reasonable efforts to collect promptly (from the Asset Entities or the Manager, with respect to financial reports of the Asset Entities, and from Crown International, with respect to financial reports of Crown International) all financial statements, operating statements, rent rolls and other records required pursuant to the terms of the Transaction Documents. Such efforts shall include at least three phone calls, followed by confirming correspondence, requesting such delivery. The Servicer shall promptly review and analyze, and deliver to the Indenture Trustee and, upon request, each Rating Agency, copies of all such items as may be collected pursuant to this Agreement.

(c) Information on the Servicer’s Website at Servicer Option. The Servicer may, but is not required to, make any Servicing Reports, Manager Reports, Indenture Trustee Reports and Special Servicing Reports prepared by it with respect to the Notes, available each month on the Servicer’s internet website only with the use of a password, in which case the Servicer shall provide such password to (i) the Indenture Trustee and the Issuers, who by its acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Rating Agencies and the Controlling Class Representative, and (iii) each Noteholder and Note Owner who requests such password. In connection with providing access to its internet website, the Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may (other than by the Indenture Trustee) provide indemnification to the Servicer for any liability or damage that may arise therefrom.

(d) Additional Reports at Option of Servicer with Consent of Indenture Trustee. If the Servicer, in its reasonable judgment, determines (but this provision shall not be construed to impose on the Servicer any obligation to make such a determination in the affirmative or negative at any time) that information regarding the Notes and/or the Tower Sites (in addition to the information otherwise required to be reported under this Agreement) should be disclosed to Noteholders and Note Owners, then (a) the Servicer shall be entitled to so notify the Indenture Trustee, in which case the Servicer shall (i) set forth such information in an additional report, (ii) deliver such report to the Indenture Trustee and (iii) deliver a brief description of such report to the Indenture Trustee; and (b) the Indenture Trustee shall (i) make such report available on the Indenture Trustee’s internet website commencing not later than two (2) Business Days following the receipt thereof from the Servicer and (ii) include, in the comment field of the Indenture Trustee Report for the Payment Date that succeeds its receipt of the relevant information from the Servicer by not less than two (2) Business Days, a brief description of such report (which may be the same description thereof that was provided by the Servicer, on which description the Indenture Trustee shall be entitled to rely).

(e) Protections for Indenture Trustee and Servicer. The Indenture Trustee will be entitled to rely on information supplied to it by the Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Guarantor, the Issuer Entity, the Asset Entities, Crown International or the Manager, the Servicer’s obligation to furnish such information to the Indenture Trustee will be contingent on its receipt of such information from the Guarantor, the Issuer Entity, the Asset Entities, Crown International or the Manager. The Servicer will be entitled to rely on information supplied by the Guarantor, the Issuer Entity, the Asset Entities, Crown International or the Manager in any case without independent verification. The failure of the Servicer to disclose any information otherwise required to be disclosed by this Section 2.10 shall not constitute a breach of this Section 2.10 to the extent that the Servicer so fails because such disclosure, in the reasonable belief of the Servicer, would violate Section 2.11 or any applicable law or any provision of a Transaction Document prohibiting disclosure of information with respect to the Notes or a Tower Site. The Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with Section 2.11, applicable law and the Servicing Standard. The Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(f) Means of Delivery (Servicer). If the Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery. Notwithstanding the foregoing, the Indenture Trustee may request delivery in paper format of any statement, report or information required to be delivered to the Indenture Trustee and clause (z) shall not apply to the delivery of any information required to be delivered to the Indenture Trustee unless the Indenture Trustee consents in writing to such delivery. Notwithstanding any provision to the contrary, the Servicer shall not have any obligation (other than to the Indenture Trustee) to deliver any statement, notice or report that is then made available on the Servicer’s or the Indenture Trustee’s internet website, provided that it has notified all parties entitled to delivery of such reports, by electronic mail or other notice, to the effect that such statements, notices or reports shall thereafter by made available on such website from time to time.

Section 2.11 Confidentiality. Notwithstanding anything herein to the contrary (except with respect to the disposition of Specially Serviced Tower Sites pursuant to Section 2.18 hereof), each of the Indenture Trustee and the Servicer hereby agrees to keep the Manager Reports, the other reports required to be prepared and delivered pursuant to Section 2.10 and all other information relating to the Asset Entities and their respective Affiliates received by them pursuant to the Transaction Documents (collectively, the “Information”) confidential, and such Information will not be disclosed or made available to any Person by the Servicer, the Indenture Trustee or any of their respective officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever without the prior written consent of the Issuer Entity, except that the Servicer and the Indenture Trustee may disclose or make available Information (i) to the Indenture Trustee, the Rating Agencies, the

Initial Purchasers, (ii) to Note Owners or Noteholders that have delivered a written confirmation in such form as may be acceptable to the Servicer to the effect that such Person is a legal or beneficial holder of a Note or an interest therein and will keep such Information confidential, (iii) to prospective purchasers of Notes, or interests therein, that have delivered a written confirmation in such form as may be acceptable to the Servicer to the effect that such Person is a prospective purchaser of a Note or an interest therein, is requesting the Information for use in evaluating a possible investment in Notes and will otherwise keep such Information confidential and (iv) to the Controlling Class Representative or any other Person to whom disclosure is expressly permitted hereby (including, following the occurrence of an Event of Default under the Indenture, a prospective purchaser of any of the Equity Interests), so long as the Controlling Class Representative or such other Person shall have delivered a written confirmation in such form as may be acceptable to the Servicer) to the effect that such Person will keep such Information confidential.

Section 2.12 Additional Obligations of Servicer. (a) As soon as practicable following the occurrence of an Event of Default, or in reasonable anticipation that an Event of Default is likely to occur, the Servicer shall appoint an independent valuation expert (the “Valuation Expert”) to determine the Enterprise Value, unless a Valuation Expert had previously been appointed within the preceding 12-month period and there has been no subsequent material change in the circumstances surrounding the Tower Sites or the Asset Entities that in the judgment of the Servicer would materially affect the value of the Tower Sites or the Asset Entities. The Servicer shall provide any information in its possession, including without limitation all financial statements and reports furnished under the Transaction Documents and all other information regarding the Notes, the Tower Sites, the Space Licenses and the Tower Site Management Agreements that the Valuation Expert shall reasonably request. In determining the Enterprise Value, the Valuation Expert will be required to take into consideration (1) the market trading multiples of public tower operators, (2) the valuations achieved in precedent comparable tower acquisition transactions, (3) the estimated cost to replace the Tower Sites and (4) other relevant capital market factors. The Valuation Expert shall set forth its determination in a report. The Servicer shall deliver a copy of the report prepared by the Valuation Expert to the Indenture Trustee, each Rating Agency and the Controlling Class Representative. The fees and costs of the Valuation Expert in preparing its report shall be covered by, and be reimbursable as, a Servicing Advance. As a result of the report of the Valuation Expert, the Servicer shall determine and report to the Indenture Trustee and the Controlling Class Representative the then applicable Value Reduction Amount, if any, as of the Determination Date immediately following such Event of Default, and, for so long as such Event of Default shall be continuing, on each subsequent Determination Date.

On the first Payment Date occurring on or after the delivery of the report of the Valuation Expert, the Servicer will be required to apply the Value Reduction Amount based on such report. If no such report has been delivered within 120 days of the date on which the default occurred under the Transaction Documents which default gave rise to the current Event of Default, the Servicer will be required to implement an estimated Value Reduction Amount of 25% of the aggregate Class Principal Balance of all Classes of Notes until such report has been delivered and the actual Value Reduction Amount determined.

For so long as the Event of Default shall have occurred and be continuing, the Servicer shall, within 30 days of each anniversary of such Event of Default, obtain from the Valuation Expert an update of the prior report, and the cost thereof shall be paid by the Servicer, and reimbursable to the Servicer, as a Servicing Advance. Promptly following the receipt of, and based upon, such update, the Servicer shall redetermine and report to the Indenture Trustee and the Controlling Class Representative the then applicable Value Reduction Amount, if any, with respect to the Notes.

(b) The Servicer shall not be required to pay without reimbursement (as an Additional Issuer Expense) the fees charged by any Rating Agency (i) in respect of Rating Agency Confirmation or (ii) in connection with any other particular matter, unless the Servicer has failed to use efforts in accordance with the Servicing Standard to collect such fees from the Issuers.

(c) The Servicer shall maintain at its Primary Servicing Office and shall, upon reasonable advance written notice, make available during normal business hours for review by the Indenture Trustee, each Rating Agency and the Controlling Class Representative: (i) the most recent inspection report prepared by or on behalf of the Servicer in respect of the Tower Sites pursuant to Section 2.05; (ii) the most recent annual, quarterly, monthly and other periodic operating statements relating to the Tower Sites, annual and quarterly financial statements of the Asset Entities, and reports collected by the Servicer pursuant to Section 2.10; (iii) all Servicing Reports and Special Servicing Reports prepared by the Servicer since the Closing Date pursuant to Section 2.10; (iv) all Manager Reports delivered by the Manager since the Closing Date pursuant to the Management Agreement; and (v) all of the Servicing File in its possession; provided, that the Servicer shall not be required to make particular items of information contained in the Servicing File available to any Person if the disclosure of such particular items of information is expressly prohibited by applicable law or the provisions of the Transaction Documents or if such documentation is subject to claim of privilege under applicable law that can be asserted by the Servicer; and provided, further, that, except in the case of the Indenture Trustee and Rating Agencies, the Servicer shall be entitled to recover from any Person reviewing the Servicing File pursuant to this Section 2.12(c) its reasonable “out-of-pocket” expenses incurred in connection with making the Servicing Files available to such Person. Except as set forth in the provisos to the preceding sentence, copies of any and all of the foregoing items are to be made available by the Servicer, to the extent set forth in the preceding sentence, upon request; however, the Servicer shall be permitted to require, except from the Indenture Trustee and the Rating Agencies, payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing such service. The Servicer shall not be liable for the dissemination of information in accordance with this Section 2.12(c).

Section 2.13 Servicing Transfer Events; Record Keeping. Upon determining that a Servicing Transfer Event has occurred, the Servicer shall immediately give notice thereof to the Indenture Trustee, the Rating Agencies and the Controlling Class Representative. The Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event.

Section 2.14 Sub-Servicing Agreements. (a) Subject to Section 2.14(f), the Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its obligations hereunder, provided, that in each case, the Sub-Servicing Agreement: (i) must be consistent with this Agreement in all material respects and does not subject the Indenture Trustee to any liability; and (ii) expressly or effectively provides that if the Servicer shall for any reason no longer act in such capacity hereunder (including by reason of a Servicer Termination Event), any successor to the Servicer hereunder (including the Indenture Trustee if the Indenture Trustee has become such successor pursuant to Section 5.02) may thereupon either assume all of the rights and, except to the extent that they arose prior to the date of assumption, obligations of the Servicer under such agreement or, subject to the provisions of Section 2.14(d), terminate such rights and obligations, in either case without payment of any penalty or termination fee. References in this Agreement to actions taken or to be taken by the Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of the Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer out of its own funds. For purposes of this Agreement, the Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Servicer shall notify the Indenture Trustee in writing promptly of the appointment by it of any Sub-Servicer, and shall deliver to the Indenture Trustee, copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

(b) Each Sub-Servicer shall be authorized to transact business in the state or states in which a Tower Site is situated, if and to the extent required by applicable law.

(c) The Servicer, for the benefit of the Indenture Trustee and the Noteholders, shall (at no expense to the other such party or to the Indenture Trustee or the Noteholders) monitor the performance and enforce the obligations of its Sub-Servicers under the Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its reasonable judgment, would require were it the holder of the Notes. Subject to the terms of the Sub-Servicing Agreement, the Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Noteholders.

(d) If the Servicer ceases to serve as such under this Agreement for any reason (including by reason of a Servicer Termination Event), then the Indenture Trustee or other successor Servicer shall succeed to the rights and assume the obligations of the Servicer under any Sub-Servicing Agreement unless the Indenture Trustee or other successor Servicer elects to terminate any such Sub-Servicing Agreement in accordance with its terms and Section 2.14(a)(ii) hereof. In any event, if a Sub-Servicing Agreement is to be assumed by the Indenture Trustee or other successor Servicer, then the Servicer at its expense shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e) Notwithstanding any Sub-Servicing Agreement, the Servicer shall remain obligated and liable to the Indenture Trustee and the Noteholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Notes. No appointment of a Sub-Servicer shall result in any additional expense to the Indenture Trustee, the Noteholders or the Trust Estate other than those contemplated herein.

(f) The Servicer shall not enter into any Sub-Servicing Agreement in respect of any duties or responsibilities with respect to the Notes as Specially Serviced Notes unless the Servicer has received Rating Agency Confirmation. The Servicer shall not appoint any Sub-Servicer which would cause the Indenture Trustee to cease to be eligible to serve as Indenture Trustee in accordance with the terms of the Indenture.

Section 2.15 Servicer and Indenture Trustee to Cooperate. The Servicer and the Indenture Trustee shall each furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Notes, the Assets, the Space Licenses or the Collateral and as shall be reasonably requested by the other in order to enable each to perform its duties hereunder.

Section 2.16 Title to Equity Interests; Specially Serviced Tower Sites. If title to Equity Interests is acquired by virtue of realization on the Collateral, the Servicer shall act in accordance with the Servicing Standard to liquidate Specially Serviced Tower Sites or such Equity Interests on a timely basis in accordance with, and subject to the terms and conditions of, Section 2.18 and the Indenture.

Section 2.17 Management of Specially Serviced Tower Sites. (a) Subject to Section 2.16, the Servicer’s decision as to how a Specially Serviced Tower Site shall be managed and operated shall be in accordance with the Servicing Standard. The Servicer may, consistent with the Servicing Standard, engage an independent contractor to manage and operate any Specially Serviced Tower Site, the cost of which independent contractor shall be paid by the Servicer, and shall reimbursable to the Servicer, as a Servicing Advance. The Servicer may consult with counsel or other consultants knowledgeable in such matters at (to the extent reasonable) the expense of the Trust Estate in connection with determinations required under this Section 2.17(a). The Servicer shall not be liable to the Noteholders, the Trust Estate, the other parties hereto or each other for errors in judgment made in good faith in the reasonable exercise of its discretion or in reasonable and good faith reliance on the advice of knowledgeable counsel or other consultants while performing its responsibilities under this Section 2.17(a). Nothing in this Section 2.17(a) is intended to prevent the sale of a Specially Serviced Tower Site pursuant to the terms and subject to the conditions of Section 2.18.

(b) The Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the Collection Account, to the extent of amounts on deposit therein with respect to the related Specially Serviced Tower Site, funds necessary for the proper operation, management, maintenance and disposition of such Specially Serviced Tower Site, including:

(i) all insurance premiums due and payable in respect of such Specially Serviced Tower Site;

(ii) all real estate taxes and assessments in respect of such Specially Serviced Tower Site that may result in the imposition of a lien thereon;

(iii) any ground rents in respect of such Specially Serviced Tower Site; and

(iv) all costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such Specially Serviced Tower Site.

To the extent that amounts on deposit in the Collection Account in respect of the related Specially Serviced Tower Site are insufficient for the purposes set forth in the preceding sentence with respect to such Specially Serviced Tower Site, the Servicer shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced in the manner contemplated by Section 2.02(c)) the Servicer determines, in its reasonable good faith judgment that such payment would be a Nonrecoverable Servicing Advance.

Section 2.18 Sale of Specially Serviced Tower Site. (a) The Servicer may sell, or permit the sale of, a Specially Serviced Tower Site (including through a sale of any or all of the Equity Interests) only (i) on the terms and subject to the conditions set forth in this Section 2.18 and (ii) with respect to Specially Serviced Tower Sites owned by the Asset Entities which are not Issuers, in accordance with the terms of the operating agreements of such entities.

(b) The Servicer shall use its commercially reasonable efforts, consistent with the Servicing Standard, to solicit offers for Specially Serviced Tower Sites at a time and in a manner that is consistent with the Servicing Standard and will be reasonably likely to realize a fair price on a timely basis as required by Section 2.16. The Servicer may sell Specially Serviced Tower Sites individually, in groups of one or more Specially Serviced Tower Sites or all of the Specially Serviced Tower Sites together (including through a sale of any or all of the Equity Interests), in each case as the Servicer may determine to be appropriate in accordance with the Servicing Standard to maximize the proceeds thereof. Subject to Section 2.18(c) herein and Section 10.06 of the Indenture, the Servicer shall accept the highest cash offer received from any Person that constitutes a fair price for such Specially Serviced Tower Site or Specially Serviced Tower Sites. If the Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 2.18(c) below) for any Specially Serviced Tower Site on a timely basis as required by Section 2.16, the Servicer shall dispose of such Specially Serviced Tower Site upon such terms and conditions as the Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

The Servicer shall give the Indenture Trustee and the Controlling Class Representative not less than ten (10) Business Days’ prior written notice of its intention to sell any such Specially Serviced Tower Site pursuant to this Section 2.18(b). No Interested Person shall be obligated to submit (but none of them shall be prohibited from submitting) an offer to purchase such Specially Serviced Tower Site, and notwithstanding anything to the contrary herein, none of the Indenture Trustee in its individual capacity or its Affiliates or agents may bid for or purchase such Specially Serviced Tower Site.

(c) Whether any cash offer constitutes a fair price for a Specially Serviced Tower Site or Specially Serviced Tower Sites shall be determined by the Servicer or, if such cash offer is from the Servicer or an Affiliate thereof, by the Indenture Trustee. In determining whether any offer received from an Interested Person constitutes a fair price, the Servicer or the Indenture Trustee shall be entitled to hire and rely on a valuation expert or similar advisor and the cost thereof shall be reimbursable to the Servicer or the Indenture Trustee as an Additional Issuer Expense. In determining whether any offer received from an Interested Person represents a fair price, the Servicer or the Indenture Trustee shall be entitled to rely on (and will be protected in relying solely on) the most recent valuation (if any) conducted in accordance with this Agreement within the preceding 12-month period (or, in the absence of any such valuation or if there has been a material change at the subject property since any such valuation, on a new valuation to be obtained by the Servicer (the cost of which shall be covered by the Servicer or the Indenture Trustee and be reimbursable as an Additional Issuer Expense)) and the Servicer or the Indenture Trustee shall be entitled to hire such real estate advisor as it deems necessary in making such determination (the cost of which shall be reimbursed to it pursuant to the Indenture) and shall be entitled to rely conclusively thereon. The person conducting any such new valuation must be an independent valuation expert selected by the Servicer if neither the Servicer nor any affiliate thereof is submitting an offer with respect to a Specially Serviced Tower Site and selected by the Indenture Trustee if either the Servicer or any Affiliate thereof is so submitting an offer. Where any Interested Person is among those submitting offers with respect to any Specially Serviced Tower Site, the Servicer shall require that all offers be submitted to it (and, if the Servicer is submitting an offer, shall be submitted by it to the Indenture Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Specially Serviced Tower Site or Specially Serviced Tower Sites, the Servicer shall take into account the results of any valuation or updated valuation that may have been obtained by it or any other Person and delivered to the Indenture Trustee in accordance with this Agreement within the prior twelve months, and any independent valuation agent shall be instructed to take into account, as applicable, among other factors, the occupancy level and physical condition of the Specially Serviced Tower Site or Specially Serviced Tower Sites, the Net Cash Flows generated by the Specially Serviced Tower Site or Specially Serviced Tower Sites and the state of the telecommunications industry and the local economy. Any price shall be deemed to constitute a fair price if it is an amount that is not less than the Allocated Note Amount for the Tower Site or Tower Sites that constitute such Specially Serviced Tower Site or Specially Serviced Tower Sites. Notwithstanding the other provisions of this Section 2.18, no cash offer from the Servicer or any Affiliate thereof shall constitute a fair price for a Specially Serviced Tower Site unless such offer is the highest cash offer received and at least two (2) independent offers (not including the offer of the Servicer or any Affiliate) have been received. In the event the offer of the Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited. If an additional offer or offers, as the case may be, are received and the original offer of the Servicer or any Affiliate thereof is the highest of all cash offers received, then the bid of the Servicer or such Affiliate shall be accepted, provided, that the Indenture Trustee has otherwise determined, as described above in this Section 2.18(c), that such offer constitutes a fair price for such Specially Serviced Tower Site or Specially Serviced Tower Sites. Any offer by the Servicer shall be unconditional; and, if accepted, such Specially Serviced Tower Site or Specially Serviced Tower Sites shall be transferred to the Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of real property.

(d) Subject to Sections 2.18(b) and 2.18(c) above and Section 10.06 of the Indenture, the Servicer shall act on behalf of the Indenture Trustee in negotiating with independent third parties and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Tower Site or Specially Serviced Tower Sites, and the collection of all amounts payable in connection therewith. In connection therewith, the Servicer may charge prospective offerors, and may retain, fees that approximate the Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account. Any sale of any Specially Serviced Tower Site or Specially Serviced Tower Sites shall be final and without recourse to the Indenture Trustee or the Trust Estate, and if such sale is consummated in accordance with the terms of this Agreement, neither the Servicer nor the Indenture Trustee shall have any liability to any Noteholder with respect to the purchase price therefor accepted by the Servicer.

(e) The Servicer shall provide to a prospective purchaser of any Specially Serviced Tower Site or any of the Equity Interests such information as the prospective purchaser may reasonably request.

(f) Any sale of an Specially Serviced Tower Site or Specially Serviced Tower Sites shall be for cash only and shall be on a servicing released basis.

(g) Notwithstanding any of the foregoing paragraphs of this Section 2.18, the Servicer shall not be obligated to accept the highest cash offer if the Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Noteholders, and the Servicer may, subject to Section 10.06 of the Indenture, accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Noteholders (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms (other than price) offered by the prospective buyer making the lower offer are more favorable).

Section 2.19 Maintenance of Insurance by the Servicer. The Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a fidelity bond providing coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds, which bond shall be in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Such fidelity bond shall provide that it may not be canceled without thirty (30) days’ prior written notice to the Indenture Trustee.

In addition, the Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligation to service the Notes for which it is responsible hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Such errors and omissions policy shall provide that it may not be canceled without thirty (30) days’ prior written notice to the Indenture Trustee.

Notwithstanding the foregoing, so long as the long-term unsecured debt obligations of the Servicer are rated at least “A2” by Moody’s and “A” by Fitch, the Servicer shall be allowed to provide self-insurance with respect to its fidelity bond and errors and omissions policy. The coverage shall be in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan lenders and servicers. Coverage of the Servicer under a policy or bond by the terms thereof obtained by an Affiliate of the Servicer and providing the required coverage shall satisfy the requirements of the first or second paragraph (as applicable) of this Section 2.19.

The Servicer shall cause the Indenture Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 2.19.

ARTICLE III

COVENANTS OF INDENTURE TRUSTEE

Section 3.01 No Amendment of Indenture. The Indenture Trustee shall not, without the consent of the Servicer, agree to any amendment or modification of the Indenture or any other Transaction Document the effect of which would materially increase the Servicer’s obligations or liabilities, or materially decrease the Servicer’s rights or remedies, under this Agreement or under any other Transaction Document.

ARTICLE IV

THE SERVICER

Section 4.01 Liability of the Servicer. The Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Servicer under this Agreement. Notwithstanding the foregoing, the Servicer shall indemnify and hold harmless the Indenture Trustee against any loss, liability, cost or expense incurred by the Trust Estate and the Indenture Trustee arising from fraud, negligence or willful misconduct in the Servicer’s performance of its duties hereunder.

Section 4.02 Merger, Consolidation or Conversion of the Servicer. Subject to the following paragraph, the Servicer shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or the Notes and to perform its duties under this Agreement.

The Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person (which, with respect to the Servicer, means its commercial mortgage servicing business), in which case, any Person resulting from any merger or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Servicer unless the Indenture Trustee shall have received Rating Agency Confirmation with respect to such succession at the Servicer’s cost and expense.

Section 4.03 Limitation on Liability of the Servicer. (a) Neither the Servicer nor any of its directors, managers, members, officers, employees or agents shall be under any liability to the Trust Estate, the Indenture Trustee or the Noteholders for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such other Person against liability for any breach of a representation, warranty or covenant made herein, or against any expense or liability specifically required to be borne thereby without right of reimbursement pursuant to the terms hereof, or against any liability that would otherwise be imposed by reason of fraud, negligence or willful misconduct in the performance of obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties. The Servicer and any of its directors, officers, managers, members, employees or agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer and any of its directors, officers, managers, members, employees or agents shall be indemnified and held harmless by the Trust Estate out of funds on deposit in the Collection Account against any loss, liability, cost, claim or expense (including costs and expenses of litigation and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of or incurred in connection with this Agreement, the Notes or any of the Assets, other than any such loss, liability, cost, claim or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties under this Agreement, including, in the case of the Servicer, the prosecution of an enforcement action in respect of the Collateral (except as any such loss, liability or expense will be otherwise reimbursable pursuant to this Agreement); (ii) that constitutes an Advance and is otherwise reimbursable pursuant to this Agreement (provided that this clause(ii) is not intended to limit the Servicer’s right of recovery of liabilities and expenses incurred as a result of being the defendant or participating in legal action relating to this Agreement); or (iii) that was incurred in connection with claims against such party resulting from (A) any breach of a representation or warranty made herein by such party, or (B) fraud, negligence or willful misconduct in the performance of obligations or duties hereunder by such party, or negligent disregard of such obligations or duties, or any willful or negligent violation of applicable law. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action contemplated by Section 2.14, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Servicer may, in its discretion, undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Noteholders hereunder or under the other Transaction Documents. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust Estate and the Servicer shall be entitled to the direct payment of such expense, or to be reimbursed therefor, from the Collection Account in accordance with the Transaction Documents.

The Servicer may consult with counsel, and any written advice or Opinion of Counsel, provided that such counsel is selected in accordance with the standard of care set forth in this Section 4.03 shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b) No recourse may be taken, directly or indirectly, with respect to the obligations of the Servicer under this Agreement or any other Transaction Document or any certificate or other writing delivered in connection herewith or therewith, against any partner, owner, beneficiary, agent, officer, director, employee or agent of the Servicer, in its individual capacity, any holder of equity in the Servicer or in any successor or assign of the Servicer in its individual capacity, except as any such Person may have expressly agreed.

This Section 4.03 shall survive the termination of this Agreement or the termination or resignation of the Servicer as regards rights and obligations prior to such termination or resignation.

Section 4.04 Servicer Not to Resign. The Servicer may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer at the date of this Agreement). Any such determination requiring the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Indenture Trustee. Unless applicable law requires the Servicer’s resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Indenture Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 4.06 or Section 5.02 hereof; provided that, if no successor Servicer shall have been so appointed and have accepted appointment within ninety (90) days after the Servicer has given notice of such resignation, the resigning Servicer may petition any court of competent jurisdiction for the appointment of a successor Servicer.

In addition, the Servicer shall have the right to resign or assign its servicing rights at any other time; provided that (i) a willing successor thereto (proposed by the resigning Servicer and reasonably acceptable to the Controlling Class Representative and the Indenture Trustee) has been identified, (ii) the Indenture Trustee has received a Rating Agency Confirmation, (iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts appointment prior to the effectiveness of such resignation or assignment and accepts the duties and obligations of the Servicer under this Agreement and the other Transaction Documents.

The Servicer shall not be permitted to resign except as contemplated above in this Section 4.04 and as contemplated in Section 6.02.

Consistent with the foregoing, the Servicer shall not (except in connection with any resignation thereby permitted pursuant to the prior paragraph or as otherwise expressly provided herein, including the provisions of Section 2.14 and/or Sections 4.02 and 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person. Upon resignation in accordance with this Section 4.04, the Servicer shall be entitled to receive all unpaid fees due in accordance with Section 2.04 and reimbursement for Advances, including the applicable Advance Interest, and Additional Issuer Expenses.

Section 4.05 Rights of the Indenture Trustee in Respect of the Servicer. The Servicer shall furnish the Indenture Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent, on a consolidated basis) and, upon reasonable request, such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise. The Servicer may affix to any such information described in this Section 4.05 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Indenture Trustee may, but is not obligated to, enforce the obligations of the Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer hereunder or exercise the rights of the Servicer hereunder; provided, however, that the Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Indenture Trustee or its designee. The standards of care, limitation on liability and rights to indemnities set forth in Article XI of the Indenture shall apply to the duties and obligations of the Indenture Trustee hereunder. The Indenture Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer or any of its Sub-Servicers and is not obligated to supervise the performance of the Servicer or any of its Sub-Servicers under this Agreement or otherwise.

Section 4.06 Designation of Servicer by the Controlling Class. The Controlling Class Representative may, during such time as the Notes are Specially Serviced Notes, at any time and from time to time designate a Person (other than the Indenture Trustee) to replace any existing Servicer or any Servicer that has resigned or otherwise ceased to serve as Servicer, such successor Servicer to be reasonably acceptable to the Indenture Trustee. The Controlling Class Representative shall so designate a Person to so serve as successor Servicer by the delivery to the Indenture Trustee, the proposed successor Servicer and the existing Servicer of a written notice stating such designation. The Indenture Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit A. The designated Person shall become the Servicer on the date as of which the Indenture Trustee shall have received: (i) Rating Agency Confirmation; (ii) an Acknowledgment of Proposed Servicer in the form attached hereto as Exhibit B, executed by the designated Person; and (iii) an Opinion of Counsel (which shall not be an expense of the Indenture Trustee) substantially to the effect that (A) the designation of such Person to serve as Servicer is in compliance with this Section 4.06, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Servicer has been duly authorized, executed and delivered by the designated Person and (D) upon the execution and delivery of the Acknowledgment of Proposed Servicer, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing Servicer shall be deemed to have been terminated simultaneously with such designated Person’s becoming the Servicer hereunder; provided that (i) the terminated Servicer shall be entitled to receive, in connection with, and upon the effective date of, its termination, payment out of the Collection Account of all of its accrued and unpaid Servicing Fees, Special Servicing Fees, Liquidation Fees, Workout Fees and any other fees earned pursuant to Section 2.04 and reimbursement from the successor Servicer of (x) all outstanding Debt Service Advances and Servicing Advances made by the terminated Servicer and all unpaid Advance Interest accrued on such outstanding Debt Service Advances and Servicing Advances (in which case the successor Servicer shall be deemed to have made such Debt Service Advances and Servicing Advances at the same time that the terminated Servicer had actually made them) and (y) any outstanding Additional Issuer Expenses previously made or incurred by the terminated Servicer, and (ii) such Servicer shall continue to be entitled to the benefits of Section 4.03, notwithstanding any such resignation or termination; and provided, further, that the terminated Servicer shall continue to be obligated to pay and entitled to receive all other amounts accrued or owing by or to it under this Agreement or under any of the other Transaction Documents on or prior to the effective date of such termination. Such terminated Servicer shall cooperate with the Indenture Trustee and the replacement Servicer in effecting the transfer of the terminated Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days to the replacement Servicer for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the Impositions and Insurance Reserve Sub-Account or any Sub-Account or should have been delivered to the Servicer or that are thereafter received by or on behalf of it with respect to the Notes. The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid by the Indenture Trustee or the Servicer, and instead shall be paid by the successor Servicer, the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of Notes of the Class that voted to remove the terminated Servicer, as such parties may agree.

Section 4.07 Servicer as Owner of a Note. The Servicer or an Affiliate of the Servicer may become the Holder of (or, in the case of a Book-Entry Note, Note Owner with respect to) any Note with (except as otherwise set forth in the definition of “Noteholder”) the same rights it would have if it were not the Servicer or an Affiliate thereof. If, at any time during which the Servicer or an Affiliate thereof is the Holder of (or, in the case of a Book-Entry Note, Note Owner with respect to) any Note, the Servicer proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the Servicer’s reasonable judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Servicer’s reasonable judgment, be considered by other Persons to violate the Servicing Standard, then the Servicer may (but need not) seek the approval of the Noteholders to such action by delivering to the Indenture Trustee a written notice that (a) states that it is delivered pursuant to this Section 4.07, (b) identifies the Percentage Interest in each Class of Notes beneficially owned by the Servicer or by an Affiliate thereof and (c) describes in reasonable detail the action that the Servicer proposes to take. The Indenture Trustee, upon receipt of such notice, shall forward it to the Noteholders (other than the Servicer and its Affiliates), together with a request for approval by the Noteholders of each such proposed action. If at any time Noteholders holding greater than 50% of the Voting Rights of all Noteholders (calculated without regard to the Notes beneficially owned by the Servicer or its Affiliates) shall have consented in writing to the proposal described in the written notice, and if the Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Indenture Trustee shall be entitled to reimbursement from the Servicer for the reasonable expenses of the Indenture Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

ARTICLE V

SERVICER TERMINATION EVENTS

Section 5.01 Servicer Termination Events. (a) “Servicer Termination Events”, wherever used herein, means any one of the following events:

(i) any failure by the Servicer to deposit or to remit to the appropriate party for deposit into the Collection Account or any other Account, any amount required to be so deposited under this Agreement, which failure continues unremedied for one (1) Business Day following the date on which such deposit or remittance was first required to be made; or

(ii) any failure by the Servicer to remit to the Indenture Trustee for deposit into the Collection Account any amount to be so remitted (including any Debt Service Advance) by 1:00 p.m. (New York City time) on the related Payment Date; or

(iii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or, in the case of Servicing Advances for the payment of insurance premiums, for a period of fifteen (15) days, but in no event past the date on which the related insurance coverage expires) after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such failure and (B) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Notes entitled to at least 25% of the aggregate Voting Rights; or

(iv) any breach on the part of the Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of Noteholders of any Class and which continues unremedied for a period of sixty (60) days after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such breach and (B) the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Notes entitled to at least 25% of the aggregate Voting Rights; or

(v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings is entered against the Servicer and such decree or order remains in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi) the Servicer consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(vii) the Servicer admits in writing its inability to pay its debts generally as they become due, or takes any other actions indicating its insolvency or inability to pay its obligations; or

(viii) one or more ratings assigned by either Rating Agency to the Notes has been qualified, downgraded or withdrawn, or otherwise made the subject of a “negative” credit watch, which such Rating Agency has determined is a result of the Servicer acting in such capacity; or

(ix) the Servicer is no longer “approved” as a master servicer or, if the Notes are Specially Serviced Notes, as a special servicer, by either Rating Agency.

(b) If a Servicer Termination Event described in clause (i) or (ii) of Section 5.01(a) relating to the Servicer (for purposes of this Section 5.01(b), the “Defaulting Party”) shall occur and be continuing, the Indenture Trustee shall immediately terminate all of the rights (other than rights to indemnification pursuant to Section 4.03 and those rights to compensation which expressly survive such termination pursuant to Section 2.04) and obligations of the Defaulting Party under the Servicing Agreement other than any rights thereof as a Noteholder and the Indenture Trustee shall be the successor Servicer hereunder as provided for in Section 5.02 hereof. If a Servicer Termination Event other than with respect to a Servicer Termination Event described in clause (i) or (ii) of Section 5.01(a), shall occur and be continuing, then, and in each and every such case, so long as the Servicer Termination Event shall not have been remedied, the Indenture Trustee may, and at the written direction of the Controlling Class Representative or the Holders of Notes evidencing in the aggregate not less than 25% of the Voting Rights of all of the Notes, the Indenture Trustee shall (subject to applicable bankruptcy or insolvency law in the case of clauses (v) through (vii) of Section 5.01(a)), terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights (other than rights to indemnification pursuant to Section 4.03 and those rights to compensation which expressly survive such termination pursuant to Section 2.04) and obligations (accruing from and after such notice) of the Defaulting Party under this Agreement) and the Indenture Trustee shall be the successor Servicer hereunder as provided for in Section 5.02 hereof. From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Notes (other than as a Holder of any Note) or otherwise, shall pass to and be vested in the Indenture Trustee pursuant to and under this Section, and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The Servicer agrees that, if it is terminated pursuant to this Section 5.01(b), it shall promptly (and in any event no later than ten (10) Business Days subsequent to its receipt of the notice of termination) provide the Indenture Trustee or its designee with all documents and records requested thereby to enable the Indenture Trustee to assume the Servicer’s functions hereunder, and shall otherwise cooperate with the Indenture Trustee in effecting the termination of the Servicer’s responsibilities and rights hereunder, including the transfer within two (2) Business Days to the Indenture Trustee or its designee for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the Collection Account, the Lock Box Accounts or any Sub-Account held by it (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to the Notes (provided, however, that the Servicer shall, if terminated pursuant to this Section 5.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement or the other Transaction Documents on or prior to the date of such termination, whether in respect of Advances, Advance Interest, Additional Issuer Expenses and other unpaid fees due under Section 2.04 or otherwise, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 4.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by the Servicer pursuant to this paragraph shall be borne by the Servicer (and, in the case of the Indenture Trustee’s costs and expenses, if not paid within a reasonable time, shall be paid out of the Collection Account).

Notwithstanding the foregoing, if the rights of the Servicer are to be terminated solely due to a Servicer Termination Event under Section 5.01(a)(viii) or (ix), and if the terminated Servicer provides the Indenture Trustee with appropriate “request for proposal” materials within the five (5) Business Days after such termination, then the Indenture Trustee shall promptly thereafter (using such materials) solicit good faith bids for the rights to service the Notes under this Agreement from at least three (3) Persons that are qualified to act as Servicer hereunder in accordance with Sections 4.02 and 5.02 and as to which each Rating Agency has delivered Rating Agency Confirmation with respect to the appointment of each such Person as successor Servicer (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Indenture Trustee can determine are Qualified Bidders; provided, that at the Indenture Trustee’s request, the terminated Servicer shall supply the Indenture Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Indenture Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Notes under this Agreement. The bid proposal shall require any Successful Bidder, as a condition of such bid, to enter into this Agreement as successor Servicer, and to agree to be bound by the terms hereof, within forty-five (45) days after the termination of Servicer. The Indenture Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Servicer hereunder. The Indenture Trustee shall direct the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof no later than forty-five (45) days after the start of the bid process described above. Notwithstanding anything herein to the contrary, until the Successful Bidder has so entered into this Agreement as successor Servicer, the predecessor Servicer shall continue to act as the Servicer hereunder.

Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Indenture Trustee shall remit or cause to be remitted to the terminated

Servicer the amount of such cash bid received from the Successful Bidder (net of “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Successful Bidder has not entered into this Agreement as successor Servicer within forty-five (45) days after the start of the bid process described above or no Successful Bidder was identified within such 45-day period, the terminated Servicer shall reimburse the Indenture Trustee for all reasonable “out-of-pocket” expenses incurred by the Indenture Trustee in connection with such bid process and the Indenture Trustee shall have no further obligations under this Section 5.01(b). The Indenture Trustee thereafter may act or may select a successor to act as Servicer hereunder in accordance with Section 5.02.

Section 5.02 Indenture Trustee to Act; Appointment of Successor. On and after the time the Servicer resigns pursuant to the first paragraph of Section 4.04 or receives a notice of termination pursuant to Section 5.01, the Indenture Trustee shall (unless a successor is identified by the Servicer pursuant to Section 4.04, subject to Sections 4.06 and 5.01(b), be the successor in all respects to the Servicer in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all of the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Servicer by the terms and provisions hereof, including the Servicer’s obligation to make Advances; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to cooperate or to provide information or monies as required by Section 5.01 shall not be considered a default by the Indenture Trustee hereunder. Neither the Indenture Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party. As compensation therefor, the Indenture Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Indenture Trustee may (and, if it is unable to so act, or if the Indenture Trustee is not approved as an acceptable Servicer by each Rating Agency, or if the Holders of Notes entitled to a majority of the Voting Rights so request in writing, the Indenture Trustee shall), subject to Sections 4.04, 4.06 and 5.01(b) (if applicable), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution with a net worth of at least $10 million as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided, however, that the Indenture Trustee has received Rating Agency Confirmation with respect to the proposed successor Servicer. Pending such appointment, the Indenture Trustee will be obligated to act as successor Servicer. No appointment of a successor to the Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Indenture Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Indenture Trustee may make such arrangements for the compensation of such successor out of payments on the Notes or otherwise as it and such successor shall agree, including any increase in the Servicing Fee to the then current market rate for such services (and any such increase shall also be applicable to the Servicing Fees payable to the Indenture Trustee in its capacity as successor Servicer). The Indenture Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The costs and expenses of transferring servicing shall be paid by the resigning or terminated party, and if not so paid, shall be treated as an Additional Issuer Expense under the Indenture.

If the Servicer is terminated as described in Sections 5.01 and 5.02, it will continue to be obligated to pay and entitled to receive all amounts accrued and owing by it or to it under (and at such times as set forth in) this Agreement and the Transaction Documents on or prior to the date of termination (including any earned but unpaid Liquidation Fee).

Section 5.03 Notification to Noteholders. (a) Upon any resignation of the Servicer pursuant to Section 4.04, any termination of the Servicer pursuant to Section 5.01, any appointment of a successor to the Servicer pursuant to Section 4.02, 4.04 or 5.02 or the effectiveness of any designation of a new Servicer pursuant to Section 4.06, the Indenture Trustee shall give prompt written notice thereof to Noteholders at their respective addresses appearing in the Note Register.

(b) Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) Business Days after a Responsible Officer of the Indenture Trustee has actual knowledge of the occurrence of such an event, the Indenture Trustee shall transmit by mail to all Noteholders notice of such occurrence, unless such default shall have been cured.

Section 5.04 Waiver of Servicer Termination Events. The Holders of Notes representing in the aggregate not less than 66 2/3% of the Voting Rights allocated to each Class of Notes affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived.

Section 5.05 Additional Remedies of Indenture Trustee upon Servicer Termination Event. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Indenture Trustee, in addition to the rights specified in Section 5.01, shall have the right (exercisable subject to the Indenture), in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Noteholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

ARTICLE VI

TERMINATION

Section 6.01 Termination upon Payment of the Notes. The respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon payment to the Noteholders (or provision for payment including defeasance in accordance with the Indenture) of all amounts of principal and interest to be so paid, in accordance with the Indenture and the applicable Indenture Supplement and payment of all other Obligations under the Transaction Documents.

Section 6.02 Termination on Issuance of Additional Notes. Notwithstanding anything to the contrary set forth herein or in any of the other Transaction Documents (including, but not limited to, the second paragraph of Section 4.04 of this Agreement), if the Issuers issue Additional Notes and the Servicer does not consent to continue its obligations under the Servicing Agreement (including its obligation to make Advances), the Servicing Agreement may be terminated by the Issuers or the Servicer. If this Agreement is terminated pursuant to this Section 6.02, the Servicer will (upon such termination) be entitled to reimbursement for unreimbursed Additional Issuer Expenses and Advances, including any applicable Advance Interest, and payment of any fees due under Section 2.04.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Amendment. (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto; provided, however, that no such amendment shall (i) adversely affect in any material respect the interests of the Holders of any Class of Notes in any manner, without the consent of the Holders of all Notes of such Class, or (ii) modify the definition of “Servicing Standard”, without the consent of the Holders of the Notes then outstanding.

(b) Notwithstanding any contrary provision of this Agreement, the Indenture Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained a Rating Agency Confirmation.

(c) Promptly after the execution and delivery of any amendment by all parties thereto, the Indenture Trustee shall send a copy thereof to each Noteholder and to each Rating Agency.

(d) It shall not be necessary for the consent of Noteholders under this Section 7.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Noteholders shall be subject to such reasonable regulations as the Indenture Trustee may prescribe.

(e) Each of the Indenture Trustee and the Servicer may but shall not be obligated to enter into any amendment pursuant to this Section 7.01 that affects its rights, duties and immunities under this Agreement or otherwise.

Section 7.02 Counterparts. For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 7.03 Governing Law. THIS AGREEMENT AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SAID STATE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 7.04 Notices. Any communications provided for or permitted hereunder shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of facsimile notice, when received: (i) in the case of the Servicer, Midland Loan Services, Inc., 10851 Mastin, Suite 300, Overland Park, Kansas, 66210, Attention: CMBS—Senior Secured Tower Revenue Notes, Series 2005-1, facsimile number: (913) 253-9733; (ii) in the case of the Indenture Trustee, JPMorgan Chase Bank, N.A. 4 New York Plaza, 6th Floor, New York, New York 10004, Attention: Worldwide Securities Services, Crown Castle Towers Senior Secured Tower Revenue Notes, Series 2005-1, facsimile number: (212) 623-5858; and (iii) in the case of the Rating Agencies, (A) Fitch Inc., One State Street Plaza, New York, New York 10004, Attention: Jenny Story, and (B) Moody’s Investor Services, Inc., 99 Church Street, New York, New York, 10007, Attention: Jay Eisbruck; or as to each such Person such other address and/or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Noteholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Note Register.

Section 7.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Notes or the rights of the Holders thereof.

Section 7.06 Successors and Assigns; Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto).

Section 7.07 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 7.08 Notices to and from the Rating Agencies. The Servicer shall furnish each Rating Agency such information with respect to the Notes as such Rating Agency shall reasonably request and which the Servicer can reasonably provide to the extent consistent with applicable law and the Transaction Documents. In any event, the Servicer shall notify each Rating Agency with respect to each of the following of which it has actual knowledge:

(i) any change in the lien priority of the Collateral securing the Notes;

(ii) any assumption of, or release or substitution of Collateral for, the Notes;

(iii) any defeasance of or material damage to any Tower Site; and

(iv) the occurrence of an Event of Default under the Indenture.

Section 7.09 Notices to Controlling Class Representative. Upon request, including a one-time standby request, the Servicer, as the case may be, shall deliver to the Controlling Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 7.08, in each case simultaneously with the delivery thereof to the Rating Agencies. The Controlling Class Representative must compensate such Person for any costs involved in such delivery to the Controlling Class Representative.

Section 7.10 Complete Agreement. This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 7.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

MIDLAND LOAN SERVICES, INC.,
as Servicer

By:	/s/ Lawrence D. Ashley
Name:	Lawrence D. Ashley
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
solely in its capacity as Indenture Trustee

By:	/s/ Melissa J. Adelson
Name:	Melissa J. Adelson
Title:	Vice President